Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
Fiscal 2014 Fourth Quarter and Full Year Results

Fourth Quarter Fiscal 2014 Highlights:

•	Fiscal Q4 revenue totaled $9.7 million, up 6.2% from $9.1 million in the prior year period. Fourth quarter 2014 revenues include approximately $1.3 million from the MediSoft acquisition.
•	Service revenue of $1.8 million in the fiscal fourth quarter rose approximately 26.8% from the prior year period on strong demand for equipment maintenance services.
•	Fiscal Q4 competitive account conversions totaled 12 accounts ($729,000), compared to 31 accounts ($2.0 million) for the same quarter last year.
•	Sales backlog of $1.9 million at a 12-month high heading into fiscal year 2015, compared to $504,000 heading into fiscal year 2014.
•	Gross margin declined 4.7 percentage points to 53.1%, compared to 57.8% in the prior year period. Gross margin for Medical Graphics and MediSoft was 56.6% and 31.0%, respectively.
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Operating expenses were $5.2 million in the fourth quarter, compared to $4.4 million in the prior year period. Operating expenses for Medical Graphics and MediSoft were $4.2 million and $948,000, respectively.

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Operating loss was ($51,000) for the fourth quarter, compared to operating income of $875,000 in the fiscal 2013 fourth quarter. For the quarter, Medical Graphics had operating income of $487,000 and MediSoft had an operating loss of ($538,000).

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2014 fourth quarter net loss of ($276,000) or $(0.07) per share, compared to net income of $836,000, or $0.20 per share in the prior year period. For the quarter, Medical Graphics contributed net income of $172,000 and MediSoft contributed a net loss of ($448,000).

SAINT PAUL, MN (January 7, 2015) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the fourth quarter and fiscal year ended October 31, 2014.

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Total 2014 fourth quarter domestic equipment, supplies and accessories revenues decreased 11.8% to $5.4 million, compared to $6.1 million in the 2013 fourth quarter. Excluding the effect of revenue from competitive conversions in each period, domestic equipment and accessories revenue grew 19.5% in the fiscal 2014 fourth quarter, compared to the same quarter last year.

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Domestic service revenues increased 26.8% to $1.8 million, compared to $1.4 million for the same quarter last year. The Attachment Rate, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 31% for the fiscal 2014 fourth quarter, which is consistent with the same period last year.

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International equipment, supplies and accessories revenues grew 57.6% to $2.5 million, compared to $1.6 million for the fiscal 2013 fourth quarter, due primarily to the $1.3 million of MediSoft revenues. Excluding MediSoft revenues, international equipment, supplies and accessories revenues fell 25.9% due to lower sales in Latin America, Europe and the Middle East.

“Fiscal 2014 was an important transition year for MGC. The headwinds in our industry created by the Affordable Care Act (“ACA”) and the regulatory and tax environment have been well-documented, and had a profound effect on our business during 2014. Nevertheless, during fiscal 2014 and continuing into fiscal 2015, we initiated a number of actions that will enable MGC to achieve revenue growth in the present environment while delivering shareholder value,” said Todd M. Austin, chief executive officer. These actions, which are creating momentum as we head into fiscal 2015, include:

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Continuing our industry-leading approach to high-quality customer service by selling long-term service agreements. This tactic is ideally suited to today’s cautious capital purchase environment and will continue to contribute to strong service revenue growth;

•	Realigning our expense infrastructure to comport with our projected revenue growth;
•	Expanding our global capabilities by acquiring MediSoft, which provides us an efficient and effective platform for growth outside the U.S.;
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Capitalizing on the void of innovation in our industry by launching our new Ultima Series in early fiscal 2015, providing Medical Graphics with its next-generation portable, pulmonary diagnostic platform; and

•	Streamlining and repositioning MediSoft’s best-in-class product line while leveraging its modern manufacturing facility and capabilities.”

Fiscal 2014 Fourth Quarter

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Gross margin for the quarter was 53.1% (56.6% for Medical Graphics only), compared to 57.8% in the fiscal 2013 fourth quarter. Gross margin for equipment, supplies and accessories was 49.4% for the quarter (53.1% for Medical Graphics only), compared to 55.6% for the prior year’s quarter. Gross margin for services was 69.4% for the fourth quarter, compared to 70.1% for the same period last year.

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Fourth quarter 2014 general and administrative expenses totaled $1.7 million, or 18% of revenue, compared to $1.2 million, or 13% of revenue in the comparable quarter last year. This increase is primarily due to MediSoft expenses of $270,000, acquisition expenses of $171,000 and workforce restructuring costs of $187,000.

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Sales and marketing expenses were $2.6 million, or 27% of revenue, down from $2.9 million, or 32% of revenue in the 2013 fourth quarter. This decrease is primarily due to lower selling expenses as a result of lower equipment sales, offset by MediSoft sales and marketing expenses of $480,000.

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Research and development expenses were $791,000, or 8% of revenue in the fiscal 2014 fourth quarter, up from $363,000, or 4% of revenue in last year’s fourth quarter. This increase is primarily due to MediSoft expenses of $129,000, new product development expenses of $161,000 and the absence of an expense credit under the State of Minnesota Credit for Increasing Research Activities, which the Company claimed during the fourth quarter of fiscal 2013 in the amount of $294,000.

“We remain dedicated to reengineering our existing products, developing new innovative products and forming strategic partnerships to more effectively address the void of new product releases that has existed in both the domestic and international market for the past decade,” continued Austin. “During fiscal 2014, we invested approximately 9% of total revenues into R&D projects to enhance and expand our product offerings. We will continue to appropriately allocate resources to keep our products and technologies on the leading edge of the market.”

Business Outlook

Austin concluded, “The combination of a strong selling team, a winning service model, focused expense management, R&D and new-product investment, improved international market exposure through MediSoft and key strategic partnerships, now enable us to deliver comprehensive cardiorespiratory products and services that significantly enhance our platform for success. Looking ahead, our prospects for revenue growth appear more positive based on industry reports and customer feedback indicating that capital equipment purchases are expected to pick up in the near term. Finally, based on our integration efforts to date, and feedback we have received from the markets that MediSoft serves, we expect that MediSoft will be accretive to our fiscal 2015 results. We are very confident in the future of MGC Diagnostics.”

Full Year Highlights:

•	Total year fiscal 2014 revenues were $30.0 million, compared to $31.6 million in fiscal 2013.

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Fiscal 2014 domestic equipment, supplies and accessories revenues decreased 14.8% to $17.3 million, compared to $20.3 million for fiscal 2013. Fiscal 2014 domestic equipment and accessories revenues include only 48 competitive conversions ($2.9 million), compared to 102 competitive conversions ($6.3 million) during fiscal 2013. Excluding the effect of revenue from competitive conversions in each period, domestic equipment and accessories revenue generated from existing customers grew 4.5% in fiscal 2014, compared to fiscal 2013.

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Domestic service revenues increased 24.3% to $6.4 million, compared to $5.1 million for fiscal 2013. The Attachment Rate, which reflects the percentage of Extended Service Contracts added at the point of sale to customer equipment purchases, was 32% for fiscal 2014, which is up from 27% in fiscal 2013.

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International equipment, supplies and accessories revenues grew 2.6% to $6.3 million, compared to $6.2 million for fiscal 2013. Excluding MediSoft’s fiscal 2014 revenue of $1.3 million, international equipment, supplies and accessories revenues fell 18.8% due to lower sales in Latin America and Canada.

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Gross margin was 55.0% (56.1% for Medical Graphics only), compared to 56.0% for fiscal 2013. Gross margin for equipment, supplies and accessories was 51.6% (52.9% for Medical Graphics only), compared to 53.1% for fiscal 2013. Gross margin for services was 67.7%, compared to 70.5% for fiscal 2013.

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Operating expenses were $17.3 million, compared to $16.3 million for fiscal 2013. Operating expenses for Medical Graphics and MediSoft were $16.3 million and $948,000, respectively, for fiscal 2014. During fiscal 2014, Medical Graphics incurred one-time expenses related to the acquisition of MediSoft ($1.1 million) and workforce restructuring costs ($212,000).

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Operating loss was ($767,000), compared to operating income of $1.4 million for fiscal 2013. Medical Graphics and MediSoft had operating losses of ($229,000) and ($538,000), respectively, for fiscal 2014.

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Net loss was ($1.1 million) or $(0.26) per share, compared to net income of $1.4 million, or $0.34 per share for fiscal 2013. Medical Graphics and MediSoft incurred net losses of ($652,000) and ($448,000), respectively, for fiscal 2014.

Net Operating Loss Carryforwards

At October 31, 2014, the Company, through its Medical Graphics subsidiary, had federal net operating loss carryforwards of approximately $13.0 million, not subject to IRC annual limitations on use. These loss carryforwards will expire in years 2018 through 2034. Net operating loss carryforwards from the Company’s international tax jurisdictions were approximately $3.0 million. These loss carryforwards do not expire.

Conference Call

The Company has scheduled a conference call for Wednesday, January 7, 2015 at 4:30 p.m. ET to discuss its financial results for the fourth quarter and fiscal year 2014.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code10057214, through January 12, 2015. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and MediSoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2013, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors	Media
Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz	Al Galgano, David Heinsch
MGC Diagnostics Corporation	Lytham Partners, LLC	PadillaCRT
Chief Financial Officer	(602) 889-9700	(612) 455-1700
(651) 484-4874	mgcd@lythampartners.com	Al.Galgano@padillacrt.com
David.heinsch@padillacrt.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
October 31, 2014 and 2013
(In thousands, except share and per share data)

	October 31, 2014	October 31, 2013
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,675	$10,574
Accounts receivable, net of allowance for doubtful accounts of $228 and $147, respectively	7,068	8,048
Inventories, net of obsolescence reserve of $387 and $306, respectively	5,548	3,499
Current deferred income tax assets	20	—
Prepaid expenses and other current assets	1,926	1,102
Total current assets	20,237	23,223
Property and equipment, net of accumulated depreciation of $4,180 and $4,094, respectively	3,469	779
Intangible assets, net	4,375	2,189
Goodwill	4,196	—
Other non-current assets	67	—
Total Assets	$32,344	$26,191
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$3,161	$1,871
Employee compensation	1,664	1,945
Deferred income	3,804	3,091
Current portion of long-term debt	800	—
Other current liabilities and accrued expenses	1,042	905
Total current liabilities	10,471	7,812
Long-term liabilities:
Long-term debt, less current portion	3,000	—
Non-current deferred income tax liabilities	484	—
Long-term deferred income and other	2,884	2,535
Total Liabilities	16,839	10,347
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,255,593 and 4,193,990 shares issued and 4,198,558 and 4,127,896 shares outstanding in 2014 and 2013, respectively	420	413
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	23,470	22,606
Accumulated deficit	(8,271)	(7,175)
Accumulated other comprehensive loss	(114)	—
Total Shareholders’ Equity	15,505	15,844
Total Liabilities and Shareholders’ Equity	$32,344	$26,191

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income
(In thousands, except per share data)

	Three Months ended October 31,		Year Ended October 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Equipment, supplies and accessories revenues	$7,926	$7,739	$23,663	$26,516
Service revenues	1,778	1,402	6,369	5,124
	9,704	9,141	30,032	31,640
Cost of revenues
Cost of equipment, supplies and accessories revenues	4,008	3,438	11,443	12,423
Cost of service revenues	545	419	2,058	1,511
	4,553	3,857	13,501	13,934
Gross margin	5,151	5,284	16,531	17,706
Operating expenses:
Selling and marketing	2,617	2,884	8,519	9,256
General and administrative	1,718	1,157	5,878	4,762
Research and development	791	363	2,805	2,241
Amortization of intangibles	76	5	96	21
	5,202	4,409	17,298	16,280
Operating (loss) income	(51)	875	(767)	1,426
Interest expense (income)	65	—	69	(1)
Foreign currency loss	397	—	455	—
(Loss) income before taxes	(513)	875	(1,291)	1,427
Provision for (benefits from) taxes	(237)	39	(191)	70
Net (loss) income	$(276)	$836	$(1,100)	$1,357

(Loss) income per share:
Basic	$(0.07)	$0.20	$(0.26)	$0.34
Diluted	$(0.07)	$0.20	$(0.26)	$0.34
Weighted average common shares outstanding:
Basic	4,198	4,091	4,171	3,982
Diluted	4,198	4,192	4,171	4,045
Dividends declared per share	$—	$—	$—	$0.45

Net (loss) income	$(276)	$836	$(1,100)	$1,357
Other comprehensive loss; net of tax
Effect of foreign currency translation adjustments	(94)	—	(114)	—
Comprehensive (loss) income	$(370)	$836	$(1,214)	$1,357

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year ended October 31,
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(1,100)	$1,357
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	366	247
Amortization	215	119
Stock-based compensation	441	445
Deferred income taxes	(212)	—
Loss on foreign currency	455	—
Increase in allowance for doubtful accounts	81	49
Increase (decrease) in inventory obsolescence reserve	81	(67)
Loss (gain) on disposal of equipment	4	(2)
Changes in operating assets and liabilities:
Accounts receivable	1,923	(2,387)
Inventories	(1,459)	289
Prepaid expenses and other current assets	(689)	(470)
Accounts payable	265	(223)
Employee compensation	(586)	196
Deferred income	839	2,712
Other current liabilities and accrued expenses	(296)	231
Net cash provided by operating activities	328	2,496

Cash flows from investing activities:
Net proceeds from sale of discontinued operations	—	150
Proceeds from sale of property and equipment	—	3
Purchases of property and equipment and intangible assets	(1,226)	(1,055)
Net assets of business acquired, net of cash received	(7,644)	—
Net cash used in investing activities	(8,870)	(902)

Cash flows from financing activities:
Proceeds from long-term borrowing	4,000	—
Payment of debt issuance costs	(71)	—
Payments on long-term borrowings	(200)	—
Dividends paid	(30)	(1,805)
Proceeds from issuance of common stock under employee stock purchase plan	138	128
Proceeds from the exercise of stock options	6	1,044
Repurchase of common stock upon vesting of restricted stock awards	(123)	(52)
Repurchase of common stock	(4)	—
Net cash (used in) provided by financing activities	3,716	(685)
Effect of exchange rates on cash	(73)	—
Net (decrease) increase in cash and cash equivalents	(4,899)	909
Cash and cash equivalents at beginning of year	10,574	9,665
Cash and cash equivalents at end of year	$5,675	$10,574

Cash paid for taxes	$75	$29
Cash paid for interest	54	—
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	33	210
Common stock issued for long-term liability	—	67
Accrued dividends (reversal)	(4)	43
Warrants issued for acquisition	421	—